Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 29, 2012 (except for Note 22 and Note 23, as to which the date is December 12, 2012) in the Registration Statement (Form S-4) and the related Prospectus of Aleris Corporation for the registration of $500,000,000 of 7 7/8% Senior Notes of Aleris International, Inc. due 2020.

/s/ Ernst & Young LLP

Cleveland, Ohio

December 12, 2012